Exhibit 23.02

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Plan, the 2003 Stock Plan (No.3), the 2003 Stock Plan (No.2), the 2003 Stock Plan, the 2000 Stock Plan, the 1998 Stock Plan, the 1999 Stock Option / Stock Issuance Plan and the 2003 Equity Incentive Plan, of our report dated June 20, 2003 with respect to the financial statements of Applied Semantics, Inc. included in the Registration Statement on Form 10 of Google Inc for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

July 22, 2004